Exhibit 99.1

NEWS RELEASE

Travelers to Acquire Interest in J. Malucelli, the Market Leader in Brazilian Surety

NEW YORK, Nov. 4, 2010 — The Travelers Companies, Inc. (NYSE: TRV) today announced that it has entered into a joint venture agreement under which Travelers will invest in J. Malucelli Participações em Seguros e Resseguros S.A., the market leader in the surety insurance business in Brazil with a market share in excess of 30 percent.  Travelers’ investment in newly issued shares will significantly increase J. Malucelli’s capital level, positioning it for substantial growth in Brazil.  Travelers will make an initial investment of approximately US$370 million for 43 percent of the common stock of J. Malucelli, with an option to increase its interest to up to 49.9 percent within 18 months.

“This is a very significant opportunity for Travelers to leverage its leading U.S. surety franchise to enter the Brazilian market and to do so with a local market leader,” said Jay Fishman, Chairman and Chief Executive Officer of Travelers. “We expect this transaction will be modestly accretive to Travelers’ earnings in the first year, and it positions us in one of the fastest growing insurance markets in the world,” he concluded.

“We believe that the combination of Travelers’ broad insurance expertise with J. Malucelli’s established distribution network and extensive customer base provides us with an exceptional platform for expanding the joint venture beyond the surety business into the growing property and casualty market,” said Alan Schnitzer, Vice Chairman and head of Travelers’ Financial, Professional & International Insurance business segment. “We have known the leadership of J. Malucelli for a number of years, and we believe that their outstanding reputation in Brazil is well deserved,” he said.

The transaction is subject to Brazilian regulatory approvals and other customary closing conditions and is expected to close in the first half of 2011.

Greenhill & Co. served as Travelers’ financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP and Barbosa, Müssnich & Aragão served as legal advisors.

All statements in this press release other than statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed under the heading “Risk Factors” in the company’s most recent Form 10-K and the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. Additional factors that could cause actual results to differ include, but are not limited to: risks relating to pursuing new markets and opportunities; risks relating to conducting business in emerging markets; the risk that the parties may be unable to complete the proposed transaction because conditions to the closing of the proposed transaction may not be satisfied or waived; and the risk that Travelers may not realize the anticipated benefits of the proposed transaction. We undertake no obligation to update any forward-looking statements.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business . A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $25 billion in 2009. For more information, visit www.travelers.com.

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